Final execution Version

Purchase and Sale Agreement

between

emerald oil, inc. And

EMERALD wb llc

as Sellers

and

USG PROPERTIES BAKKEN ii, llc,

as Buyer

4.12	Title and Environmental Escrow Fund.	32
4.13	Survival of Representation and Warranties	33

ARTICLE 5	DISCLAIMER	33

ARTICLE 6	SELLER’S REPRESENTATIONS AND WARRANTIES	35
6.1	Organization and Good Standing	35
6.2	Authority; Authorization of Agreement	35
6.3	No Violations	35
6.4	Liability for Brokers’ Fees	35
6.5	Legal Proceedings	36
6.6	Bankruptcy	36
6.7	Taxes	36
6.8	Material Contracts	36
6.9	No Violation of Laws	38
6.10	Preferential Rights	38
6.11	Consents	38
6.12	Royalties	38
6.13	Current Commitments	38
6.14	Assets of the E&P Business	38
6.15	Environmental Laws	38
6.16	Production Imbalances	38
6.17	Leases	38
6.18	Permits	39
6.19	Equipment and Personal Property	39
6.20	Wells	39

ARTICLE 7	BUYER’S REPRESENTATIONS AND WARRANTIES	39
7.1	Organization and Good Standing	39
7.2	Authority; Authorization of Agreement	39
7.3	No Violations	40
7.4	Liability for Brokers’ Fees	40
7.5	Claims, Disputes and Litigation	40
7.6	Bankruptcy	40
7.7	Financing; Resources and Other Capabilities	40

ARTICLE 8	COVENANTS	40
8.1	Record Retention	40
8.2	Release of Liens	40
8.3	Consents	41
8.4	Preferential Rights	42
8.5	Approvals of Governmental Authorities	42
8.6	Efforts	43
8.7	Records in Seller’s Possession	43

ARTICLE 9	THE CLOSING	43
9.1	Closing	43

9.2	Obligations of Seller at Closing	44
9.3	Obligations of Buyer at Closing	44

ARTICLE 10	PUBLIC ANNOUNCEMENTS	45
10.1	Public Announcements	45

ARTICLE 11	TAXES	45
11.1	Like Kind Exchange	45
11.2	Cooperation on Tax Matters	45
11.3	Property and Excise Taxes	46
11.4	Severance Taxes	46
11.5	Transfer Taxes	46
11.6	Income Taxes	46

ARTICLE 12	MISCELLANEOUS	46
12.1	Notices	46
12.2	Transaction and Filing Costs	47
12.3	Amendments and Severability	47
12.4	Successors and Assigns	48
12.5	Headings	48
12.6	Governing Law; Jurisdiction; Waiver of Trial by Jury	48
12.7	No Partnership Created	48
12.8	No Third Party Beneficiaries	49
12.9	Construction	49
12.10	Schedules	49
12.11	Conspicuousness of Provisions	49
12.12	Execution in Counterparts	49
12.13	Entire Agreement	49

EXHIBITS AND SCHEDULES

EXHIBIT A	Leases
EXHIBIT B	Wells
EXHIBIT C	Marketing Agreements to be Assigned
EXHIBIT D	Certificate of Non-Foreign Status
EXHIBIT E	Assignment
EXHIBIT F	Form of Letter-in-Lieu
EXHIBIT G	Surface Contracts
EXHIBIT H	Excluded Assets
EXHIBIT I	Escrow Agreement

SCHEDULE 1.1A	Seller’s Knowledge Individuals
SCHEDULE 1.1B	Buyer’s Knowledge Individuals
SCHEDULE 2.6(a)	Purchase Price Allocation
SCHEDULE 2.6(b)	Tax Allocation
SCHEDULE 3.8(d)	Expiring Leases
SCHEDULE 6.3	Consents or Approvals
SCHEDULE 6.5	Legal Proceedings
SCHEDULE 6.7	Tax Matters
SCHEDULE 6.8	Material Contracts
SCHEDULE 6.9	Violation of Laws
SCHEDULE 6.10	Preferential Rights
SCHEDULE 6.12	Royalties
SCHEDULE 6.13	Current Commitments
SCHEDULE 6.15	Environmental
SCHEDULE 6.16	Imbalances
SCHEDULE 6.17	Lease Matters
SCHEDULE 6.18	Equipment Matters

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (together with the Exhibits and Schedules made a part hereof, this “Agreement”), dated the 6th day of September, 2013 (the “Execution Date”), is made by and between Emerald Oil, Inc., a Montana corporation and Emerald WB LLC, a Colorado limited liability company (together the “Seller”), and USG Properties Bakken II, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”:

WHEREAS, Seller desires to sell and Buyer desires to purchase the oil and gas leases, royalty interests, operating rights and other properties, interests, assets and rights comprising the Assets;

NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

1.1              Definitions; References and Construction. In this Agreement, capitalized terms have the meanings provided in this Article 1, unless defined elsewhere in this Agreement. All defined terms include both the singular and the plural of such terms. All references to Sections refer to Sections in this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules made a part of this Agreement. When the term “herein” is used in this Agreement, reference is made to the entire Agreement and not to any particular Section or subparagraph of a Section. The word “including” shall mean including without limitation. The words “shall” and “will” are interchangeably used throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.

“Accounting Referee” means Grant Thornton LLP, located in Houston, Texas.

“Adjusted Purchase Price” has the meaning set forth in Section 2.2.

“Adjustments” means the adjustments to the Base Purchase Price pursuant to Section 2.3.

“AFEs” has the meaning set forth in Section 6.13.

“Affiliate” means any Person that, directly or indirectly, through one or more entities, controls or is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph

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“Aggregate Deductible” has the meaning set forth in Section 3.7.

“Allocated Values” has the meaning set forth in Section 2.6(a).

“Asset Taxes” means Property Taxes, Excise Taxes and Severance Taxes.

“Assets” has the meaning set forth in Section 2.1.

“Assignment” means a document in the form of Exhibit E.

“Assumed Liabilities” has the meaning set forth in Section 2.8.

“Barrel” or “Bbl” means 42 U.S. gallons.

“Base Purchase Price” has the meaning set forth in Section 2.2.

“BLM” means the Bureau of Land Management, Department of the Interior, United States of America.

“Business Day” means a Day other than Saturday, Sunday or any other Day when federally chartered banks in the United States are required to be closed.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Group” means Buyer and its Affiliates together with its and their members, partners, officers, directors, agents, representatives, consultants and employees.

“Buyer’s Representatives” has the meaning set forth in Section 3.3(a).

“Certificate of Non-Foreign Status” means a certificate in the form of Exhibit D

“Claims” means any and all written claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties, fees, expenses and costs (including reasonable attorneys’ fees and costs of litigation).

“Close” or “Closing” means the consummation of the sale of the Assets from Seller to Buyer, including execution and delivery of all documents and other legal consideration as provided for in this Agreement pursuant to Article 10.

“Closing Amount” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 10.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent Agreement” has the meaning set forth in Section 8.4.

“Contract” has the meaning set forth in Section 2.1(c).

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“Cooperating Party” has the meaning set forth in Section 12.1.

“CPR” means the International Institute for Conflict Prevention and Resolution.

“Cure Deadline” has the meaning set forth in Section 3.2.

“Customary Post-Closing Consents” means consents and approvals from Governmental Authorities that are customarily obtained after Closing in connection with a transaction similar to the one contemplated by this Agreement.

“Day” means a calendar day consisting of 24 hours from midnight to midnight.

“Defect Claim Date” has the meaning set forth in Section 3.1.

“Defensible Title” means (a) Seller (i) with respect to each Well shown on Schedule 2.6(a) and each Lease shown on Exhibit A, is entitled to receive not less than the percentage set forth on Schedule 2.6(a) or Exhibit A for such Well or Lease as the Net Revenue Interest of all Hydrocarbons produced and saved from such Well or Lease, all without reduction, suspension or termination of such interests throughout the productive life of such Well or Lease, except as set forth on Schedule 2.6(a) or Exhibit A and except for changes or adjustments that result from (A) the establishment or amendment of pooling declarations or units or changes in existing units (or the participating areas therein), in each case, after the Closing Date and (B) operations for which Buyer, after the Closing Date, elects to be a non-consenting owner, including decreases resulting from any reversion of interest to co-owners with respect to operations in which such co-owners, after the Closing Date, elect not to consent and (ii) is obligated to bear a percentage of the costs and expenses relating to the maintenance, development and operation of such Well or Lease shown on Schedule 2.6(a) or Exhibit A not greater than the Working Interest shown on Schedule 2.6(a) or Exhibit A for such Well or Lease without a proportionate increase of the Net Revenue Interest throughout the productive life of such Well or Lease, except as set forth on Schedule 2.6(a) or Exhibit A and except for changes or adjustments that result from (A) the establishment or amendment of pooling declarations or units or changes in existing units (or the participating areas therein), in each case, after the Closing Date, or (B) contribution requirements with respect to co-owners defaulting after the Closing Date; (b) the title of Seller with respect to any such Well or Lease is Record Title, free and clear of all liens, encumbrances and defects other than Permitted Encumbrances; (c) the title of Seller with respect to any Other Real Property Interest is good and indefeasible Record Title or is a lease or other similar agreement in favor of Seller that is in full force and effect in all material respects and constitutes the legal, valid and binding obligation of the owner of the property covered thereby, free and clear of all liens, encumbrances and defects other than Permitted Encumbrances; and (d) the title of Seller in and to the Oil and Gas Properties and Other Real Property Interests grants Seller and its assigns sufficient rights of ingress and egress over, to and from the Oil and Gas Properties and Other Real Property Interests as are necessary for the exploration, development, gathering, transportation and production of Hydrocarbons from the Oil and Gas Properties.

“Dollars” means United States Dollars.

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“E&P Business” means the business and operations conducted with the Assets by Seller.

“Effective Time” means April 1, 2013, at 12:01 a.m. local time where the Assets are located.

“Environmental Assessment” has the meaning set forth in Section 3.9.

“Environmental Condition” shall mean a condition of an Asset that requires Remediation under Environmental Laws and the estimated cost of Remediation of the Asset consistent with applicable Environmental Laws and the requirements of any applicable Lease or Contract exceeds twenty-five thousand dollars ($25,000) per condition.

“Environmental Defect” has the meaning set forth in Section 3.10.

“Environmental Defect Amount” has the meaning set forth in Section 3.10.

“Environmental Defect Notice” has the meaning set forth in Section 3.10.

“Environmental Defect Property” has the meaning set forth in Section 3.10.

“Environmental Laws” means any and all Laws relating to the prevention of pollution, the preservation and restoration of environmental quality, the protection of human health, wildlife or environmentally sensitive areas, the Remediation of contamination, the generation, handling, treatment, storage, transportation, disposal or release into the environment of waste materials, or the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful. Environmental Laws include all applicable judicial and administrative Orders, or consent decrees or directives issued by a Governmental Authority pursuant to the foregoing. Unless expressly included in and required by applicable requirements of statutes, regulations, judicial and administrative Orders, consent decrees or directives issued by a Governmental Authority included in Environmental Laws, Environmental Laws do not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well or pipeline operators or recommended but not required by a Governmental Authority. Furthermore, Environmental Laws do not include the Occupational Safety and Health Act or any other Law governing worker safety or workplace conditions.

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“Environmental Liabilities” means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related Remediation costs and expenses), damages, natural resource damages, settlements, consulting fees, expenses, assessments, liens, penalties, fines, orphan shares, prejudgment and post-judgment interest, court costs, and reasonable attorney fees incurred or imposed: (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar ruling or act (including settlements) Order by any Governmental Authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Law that is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Assets prior to, at or after the Closing Date, or (b) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources, remediation or response Remediation costs, or similar costs or expenses to the extent arising out of a release of Hazardous Materials or any violation of, or any Remediation obligation under, any Environmental Laws that are attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Assets prior to, at or after the Closing Date, or (c) as a result of Environmental Conditions; provided, however, that Environmental Liabilities shall not include any Claims for which Seller is required to indemnify Buyer pursuant to Article 4.

“Equipment” has the meaning set forth in Section 2.1(e).

“Escrow Agent” has the meaning set forth in Section 4.12.

“Escrow Fund” has the meaning set forth in Section 4.12.

“Exchange Party” has the meaning set forth in Section 12.1.

“Excise Taxes” has the meaning set forth in Section 11.3.

“Excluded Assets” means (a) those assets, interests, rights and contracts described on Exhibit H, (b) any Consent Agreements or Preferential Right Properties excluded from the Assets pursuant to Section 8.3 or Section 8.4, (c) other Assets excluded pursuant to the terms hereof and, (d) the following:

(1)               all corporate, limited liability company, financial, Tax and legal data and records of Seller that relate to Seller’s business generally and not related in any manner to the Assets;

(2)               any data and records to the extent disclosure or transfer is prohibited, or subjected to payment of a material fee or other consideration, by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received after commercially reasonable efforts by Seller or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;

(3)               all legal records and legal files of Seller, including, but not limited to, all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, Surface Contracts, title opinions, Contracts and Seller’s working files for any Claims included in the Assumed Liabilities);

(4)               any data and records relating to the sale of the Assets, including bids received from and records of negotiations with Non-Parties;

(5)               all field offices, vehicles, rolling stock and drilling rigs, whether owned or leased, and all spare parts and tools;

(6)               all claims of Seller (or any of its Affiliates) for refunds of, and any loss or credit carryovers or similar items with respect to, (i) Asset Taxes attributable to any period of time prior to the Effective Time, (ii) Income Taxes or (iii) any Taxes attributable to the Excluded Assets;

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(7)               all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to the Properties (including from the sale of any Hydrocarbons) with respect to any period of time prior to the Effective Time, other than any Suspense Funds that are outstanding as of the Closing and for which an upward adjustment to the Purchase Price is made in accordance with Section 3.2(a)(iv));

(8)               any data, files, books and records constituting or relating to the Excluded Assets;

(9)               proprietary and other computer software, and data, including email data, associated therewith;

(10)           area-wide bonds, permits or licenses, or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(11)           all seismic, geological, geochemical or geophysical data licensed by Seller and interpretations of such data; and

(12)           all records and information that Seller (or any of its Affiliates) reasonably considers proprietary or confidential that are related to employee information, internal valuation data, business plans, reserve reports, business studies and transaction proposals and related correspondence, data and information.

“Execution Date” has the meaning set forth in the introductory paragraph.

“Expiring Leases” has the meaning set forth in Section 3.8(d).

“Final Settlement Date” has the meaning set forth in Section 2.5.

“Final Settlement Statement” has the meaning set forth in Section 2.5.

“Governmental Authority” means any federal, state, local, municipal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having jurisdiction.

“Hazardous Materials” shall mean any substance or material that is, or if released or disposed of would be, designated, classified, characterized or regulated as a “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “pollutant” or “contaminant” under Environmental Laws.

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“Hedges” means any swap, collar, floor, cap, option or other Contract that is intended to eliminate or reduce the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, natural gas liquids, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalance” means over-production or under-production or over-deliveries or under-deliveries on account of (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well constituting part of the Assets and allocable to the interests of Seller, and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of Seller and (b) any marketing imbalance between the quantity of Hydrocarbons constituting part of the Assets and required to be delivered by or to Seller under any Contracts relating to the purchase and sale, gathering, transportation, storage, treating, processing, or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by or to Seller pursuant to the applicable Contracts.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (i) or (ii) above, and (iv) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (i), (ii), or (iii).

“Indemnity Claim” has the meaning set forth in Section 4.6.

“Indemnity Claim Notice” has the meaning set forth in Section 4.6.

“Indemnity Obligations” mean the obligations of a Party to RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS the other Party from and against specified Claims as provided in this Agreement.

“Individual Title Threshold” has the meaning set forth in Section 3.7.

“Knowledge” means (a) with respect to Seller, the knowledge, after internal due inquiry and investigation, of the individuals set forth on Schedule 1.1A and (b) with respect to Buyer, the knowledge, after internal due inquiry and investigation, of the individuals set forth on Schedule 1.1B.

“Laws” means any and all laws, statutes, ordinances, permits, decrees, writs, injunctions, Orders, codes, judgments, principles of common law, rules or regulations (including Environmental Laws) that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Lease” has the meaning set forth in Section 2.1(a).

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“Legal Proceedings” means any and all proceedings, suits and causes of action by or before any Governmental Authority and all arbitration proceedings.

“Marketing Agreements” means the agreements described on Exhibit C.

“Material Adverse Effect” means a change, event, circumstance, development, state of facts or condition that (a) results, or would reasonably be expected to result, in a material adverse effect on the Assets (as currently owned and operated) or the results of operations of Seller with respect to the Assets taken as a whole or (b) materially impairs, prevents, delays or makes impossible the consummation of the transactions contemplated by this Agreement, except that none of the following will be deemed to constitute, and none of the following will be taken into account in determining the occurrence (or possible occurrence) of a Material Adverse Effect: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or escalations, or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iii) the effect of any changes in Laws or accounting rules; (iv) any effect resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; or (v) changes in oil or natural gas prices, including changes in price differentials.

“Material Contracts” has the meaning set forth in Section 6.8.

“Mineral Fee Interest” means a fee interest in Hydrocarbons.

“Net Mineral Acres” means with respect to a Lease the (i) undivided interest of Seller in the leasehold estate created by the applicable Lease multiplied by (ii) the number of acres covered by the Lease multiplied by (iii) the lessor’s percentage interest in the oil and gas mineral fee estate in the land covered by the Lease.

“Net Revenue Interest” means the interest (expressed as a percentage or decimal fraction) as set forth on Schedule 2.6(a) as to a Well and Exhibit A as to a Lease, in and to Hydrocarbons produced from or allocated to a Well or Lease.

“Non-Party” means any Person other than the Parties or their respective Affiliates.

“NORM” means naturally occurring radioactive material, including technically enhanced NORM or TENORM.

“Oil and Gas Properties” has the meaning set forth in Section 2.1(b).

“Operating Expenses” shall mean Seller’s obligation for any expenses (including lease operating expense, drilling and completion costs, seismic costs, workover costs, capital expenditures, joint interest billings and overhead charges) to the extent chargeable under applicable operating agreements which relate to the Assets and are incurred by Seller in connection with the ownership, operation, development or maintenance of the Assets in the ordinary course of business, but excluding (without limitation) liabilities, losses, costs, and expenses attributable to:

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(i)                 claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or other torts, illness or death; property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock, and other personal property in the ordinary course of business);

(ii)               violation of any Law (or private cause or right of action under any Law);

(iii)             environmental damage or liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment under applicable Environmental Law;

(iv)             title and environmental claims (including claims that Leases have terminated);

(v)               claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices paid by Affiliates;

(vi)             gas balancing and other production balancing obligations for which there is an adjustment to the Base Purchase Price hereunder;

(vii)           overhead, except to the extent due and owing pursuant to a joint operating agreement or an authority for expenditure associated with the Assets delivered to Seller pursuant to North Dakota statutes;

(viii)         any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise.

“Operative Documents” means those documents referenced in Sections 10.2 and 10.3.

“Order” means any order, judgment, injunction, non-appealable final order, ruling or decree of any court or other Governmental Authority.

“Other Real Property Interests” means all real property interests included within the Assets other than the Wells and the Well Locations.

“P&A Obligations” has the meaning set forth in Section 2.8.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

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“Permitted Encumbrances” means with respect to any Asset any and all of the following:

(a)                Customary Post-Closing Consents and consents to assignment and similar contractual provisions affecting such Asset, to the extent such waivers or consents are obtained from the appropriate Person;

(b)               preferential rights to purchase and similar contractual provisions affecting such Asset insofar as the same have been waived or complied with in accordance with the terms thereof;

(c)                required notices to and filings with a Governmental Authority in connection with the consummation of the transaction contemplated by this Agreement;

(d)               rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Asset in any manner whatsoever and all Laws of such Governmental Authorities, provided that the foregoing does not reduce the Net Revenue Interest or increase the Working Interest of the associated Well(s) and/or Lease(s);

(e)                easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, equipment, pipelines, utility lines and structures on, over or through such Asset that do not (i) materially detract from the value of or materially affect or impair the ownership, use or operation of such Asset or (ii) reduce the Net Revenue Interest or increase the Working Interest of the associated Well(s) and/or Lease(s);

(f)                liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, the responsibility for which is retained by Seller;

(g)               liens of operators relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, the responsibility for which is retained by Seller;

(h)               any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such Asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman’s, mechanics’, repairmen’s, employees’, contractors’ or other similar liens or charges relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, the responsibility for which is retained by Seller;

(i)                 conventional rights of reassignment upon final intention to abandon or release an Asset;

(j)                 any liens or security interests created by Law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of the agreements, instruments and documents or records that create or reserve such Asset;

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(k)               any obligations or duties affecting such Asset to any Governmental Authority with respect to any franchise, grant, license or permit of record or contained in the Records;

(l)                 the terms and conditions of the Leases;

(m)             Title Defects waived in writing by Buyer;

(n)               the Contracts set forth on Schedule 6.8;

(o)               any defect or irregularity affecting such Asset that does not (i) operate to reduce, individually or in the aggregate, the Net Revenue Interest for such Asset (if any), (ii) increase the Working Interest for such Asset (if any) without a corresponding increase in the corresponding Net Revenue Interest, or (iii) materially detract from the value of or, interfere materially with the operation, ownership, or use of, such Asset;

(p)               zoning and planning ordinances and municipal regulations; and

(q)               the terms and conditions of this Agreement.

“Person” means an individual, group, partnership, corporation, limited liability company, trust or other entity.

“Phase 1 Activities” means those activities required to comply with ASTM Standard 1527-05 and/or 2247-08, including but not limited to a review of the records maintained by Governmental Authorities, pre-inspection questionnaire, site visits to perform a visual inspection and interviews with Seller’s personnel having responsibility for environmental compliance matters with respect to the Assets. Phase 1 Activities do not include invasive sampling or testing activities.

“Phase II Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials E1903 - 11, or any similar environmental assessment.

“Preferential Right” has the meaning set forth in Section 6.10.

“Preferential Right Property” has the meaning set forth in Section 8.5(b).

“Preliminary Settlement Statement” has the meaning set forth in Section 2.4.

“Prime Rate” means the rate of interest published and updated from time to time by the Wall Street Journal as the “prime” rate.

“Property Taxes” has the meaning set forth in Section 11.3.

“Purchase Price Allocation” has the meaning set forth in Section 2.6(b).

“Record Title” shall mean (a) title of Seller is evidenced in the applicable federal, state and county records so as to be sufficient against competing claims of bona fide purchasers for value without notice or other Persons entitled to protection of applicable recording Laws, and (b) with respect to any chain or mergers and/or other corporate reorganizations by which Seller derives its title, the title of the Persons in such chain of mergers and/or other corporate reorganizations is evidenced in the public records of the applicable county.

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“Records” has the meaning set forth in Section 2.1(g).

“Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise for the general protection of human health and the environment.

“Retained Liabilities” means the following obligations:

(a) except Environmental Liabilities, all of Seller’s obligations and liabilities of any kind whatsoever arising from or relating to the Assets that are attributable to the period prior to the Effective Time;

(r)                 all obligations and amounts owed to any employees of Seller relating to the employment of such individuals by Seller or the termination of employment of such individuals by Seller;

(s)                all obligations and liabilities owed to any employees of Seller arising under any employee benefit or welfare plan maintained by Seller;

(t)                 all Claims asserted by any employee of Seller for bodily injury arising prior to the Closing Date;

(u)               all Claims asserted by any Non-Parties for bodily injury to or death of such Non-Parties or damage to property owned by such Non-Parties to the extent resulting or arising from, or attributable to, the use, ownership or operation of the Assets and attributable to periods prior to the Closing Date;

(v)               all Hedges of Seller;

(w)             the disposal or transportation of any Hazardous Material to any location not on the Assets or lands pooled or unitized therewith to the extent resulting or arising from, or attributable to, the use, ownership or operation of the Assets and attributable to periods prior to the Closing Date;

(x)               the responsibility for the disposition of and the liabilities and obligations with respect to the Legal Proceedings described on Schedule 6.5; and

(y)               all Claims relating to any Taxes imposed on or with respect to Seller or any of its Affiliates other than Taxes allocated to Buyer pursuant to Sections 11.3, 11.4 and 11.5.

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“Seller” has the meaning set forth in the introductory paragraph.

“Seller Group” means Seller and its Affiliates, together with its and their members, partners, officers, directors, agents, representatives, consultants and employees.

“Severance Taxes” has the meaning set forth in Section 11.4.

“Surface Contracts” has the meaning set forth in Section 2.1(d).

“Suspended Funds” means those proceeds from the sale of Hydrocarbons attributable to the Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests that are held by Seller in suspense as of the Closing Date including royalty proceeds held in suspense.

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Taxing Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, and including any liability for any of the foregoing items that arises by reason of transferee or successor liability.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Title Arbitrator” has the meaning set forth in Section 3.8(a).

“Title Benefit” means any right, circumstance or condition that operates to (a) increase the Net Revenue Interest being assigned to Buyer in any Lease or Well above that shown for such Lease or Well in Schedule 2.6(a) or Exhibit A to the extent the same does not cause a greater than proportionate increase in the Working Interest being assigned to Buyer therein above that shown in Schedule 2.6(a) or Exhibit A, or (b) increase the Net Mineral Acres being assigned to Buyer in any Lease to greater than that shown therefor in Exhibit A.

“Title Benefit Notice” has the meaning set forth in Section 3.5.

“Title Benefit Property” has the meaning set forth in Section 3.5.

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“Title Defect” means any lien, charge, encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Oil and Gas Properties or Other Real Property Interests.

“Title Defect Amount” has the meaning set forth in Section 3.4.

“Title Defect Notice” has the meaning set forth in Section 3.1.

“Title Defect Property” has the meaning set forth in Section 3.1.

“Transfer Taxes” has the meaning set forth in Section 11.5.

“Treasury” means the United States Department of the Treasury.

“Uncured Defect” has the meaning set forth in Section 3.8(b).

“Uncured Defect Property” has the meaning set forth in Section 3.8(b).

“Units” has the meaning set forth in Section 2.1(b).

“Wells” has the meaning set forth in Section 2.1(a).

“Working Interest” means the percentage of costs and expenses associated with the exploration, drilling, development, operation and abandonment of any Well or Leases required to be borne with respect thereto as set forth on Schedule 2.6(a) or Exhibit A

Article 2
SALE OF ASSETS/PURCHASE PRICE

2.1              Purchase and Sale of Assets. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in and to the following (collectively, the “Assets”):

(a)                All oil and gas leases, oil, gas and mineral leases, mineral servitudes, subleases and other leaseholds, royalties, overriding royalties, net profits interests, carried interests, mineral fee interests, farmout rights and operating and record title rights (as such terms are commonly used by the BLM) that are described on Exhibit A (collectively, the “Leases”), and only insofar as the Leases cover the Lands described on Exhibit A, and subject to any other restrictions specifically described in Exhibit A; and any and all Hydrocarbons, source water, CO2, disposal or injection wells (whether producing, inactive, temporarily or permanently abandoned, shut-in or otherwise) described on Exhibit B (collectively, the “Wells”);

(b)               All pooled, communitized or unitized acreage that includes all or part of any Leases or the Wells (the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases, Wells and Units (together with the Leases, Wells, and Units, the “Oil and Gas Properties”);

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(c)                All contracts, agreements and instruments existing as of the Closing Date by which the Oil and Gas Properties are bound or subject or that relate to or are otherwise applicable with respect to the Oil and Gas Properties, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farm in and farm out agreements, exploration agreements, participation agreements, marketing agreements, exchange agreements, transportation agreements, gathering agreements, agreements for the sale and purchase of Hydrocarbons, processing and treating agreements, including the contracts, agreements and instruments listed on Schedule 6.8 (the foregoing, the “Contracts”) but only insofar as such Contracts pertain to the Oil and Gas Properties, provided the term “Contracts” does not include the Leases and the Surface Contracts;

(d)               All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other rights to use the surface appurtenant to, and used or held for use in connection with, the Oil and Gas Properties, including those listed on Exhibit G, but only insofar as such Contracts pertain to the Oil and Gas Properties (the foregoing, the “Surface Contracts”);

(e)                All equipment, machinery, fixtures, facilities, gathering systems, pipelines, flow lines, tank batteries, materials and equipment inventory, abandoned property, junk and other tangible personal property, fixtures and improvements used or held for use in connection with the ownership or operation of the Oil and Gas Properties or the Surface Contracts, together with any movables and immovables located on the Oil and Gas Properties or the Surface Contracts, but excluding any such items constituting Excluded Assets (the foregoing, subject to such exclusions, the “Equipment”);

(f)                All Hydrocarbons produced from or attributable to the Oil and Gas Properties at and after the Effective Time; all oil, condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline inventories from the Oil and Gas Properties in storage as of the Effective Time (including pipeline inventories and linefill); all Imbalances as of the Effective Time, together with all proceeds of any thereof; and all make-up rights attributable to the period of time from and after the Effective Time with respect to take-or-pay arrangements;

(g)               The data and records of Seller (including lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; geological and geophysical data and files; and other books, records, data, files and accounting records) to the extent relating in any manner to the Oil and Gas Properties or the other Assets (“Records”);

(h)               The Marketing Agreements described on Exhibit C;

(i)                 All (A) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; (B) liens and security interests in favor of Seller, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller as the operator or non-operator of any Oil and Gas Property; and (C) indemnity, contribution, and other such rights in favor of Seller or its Affiliates, to the extent relating to obligations or liabilities assumed by Buyer pursuant to this Agreement or otherwise borne or paid by Buyer or with respect to which Buyer has an obligation to indemnify Seller;

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(j)                 All rights of Seller to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on, or after the Effective Time, to the extent relating to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Seller; and

(k)               To the extent assignable, all franchises, licenses, permits, approvals, consents, certificates and other authorizations, and other rights granted by third Persons, and all certificates of convenience or necessity, immunities, privileges, grants, and other such rights that relate to, or arise from, the Assets or the ownership or operation thereof.

Notwithstanding the foregoing, the Assets shall not include the Excluded Assets.

2.2              Purchase Price. The total purchase price, subject to adjustment in accordance with the terms of this Agreement, to be paid to Seller by Buyer for the Assets is one-hundred ten million Dollars ($110,000,000.00) (the “Base Purchase Price”). The Base Purchase Price has been adjusted as set forth in Section 2.3 (as so adjusted, the “Adjusted Purchase Price”). The estimate delivered in accordance with Section 2.3 constitutes the Dollar amount paid by Buyer to Seller at Closing by wire transfer of immediately available funds to an account designated by Seller less the amount being paid to the Escrow Fund pursuant to Section 4.12 (the “Closing Amount”).

2.3              Purchase Price Adjustments. The Base Purchase Price shall be adjusted, without duplication, as follows:

(a)                Upward by the sum of the following:

(i)                 an amount equal to the value of all oil, condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane, and gasoline inventories from the Oil and Gas Properties in storage as of the Effective Time (excluding pipeline inventories and linefill), with the value to be based on the market price most recently paid prior to the Closing Date for Hydrocarbons, less amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable in respect of such Hydrocarbons;

(ii)               an amount equal to all Operating Expenses, paid by Seller that are attributable to the Assets from and after the Effective Time, whether paid before or after the Effective Time, including, without duplication of any other amounts set forth in this Section 2.3(a);

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(iii)             without duplication of any other amounts set forth in this Section 2.3(a), the amount of all Taxes, if any, allocated to Buyer pursuant to Article 11 but paid by Seller; and

(iv)             except as expressly provided otherwise herein, any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by the Parties.

(b)               Downward by the sum of the following:

(i)                 an amount equal to all proceeds received by Seller for the sale of the Hydrocarbons produced from the Assets from and after the Effective Time less amounts actually paid by Seller as royalties, overriding royalties and other burdens measured by or payable out of such production, and less Severance Taxes actually paid by Seller applicable to such production, except as otherwise accounted for pursuant to Section 2.3(a)(i);

(ii)               without duplication of any other amounts set forth in this Section 2.3(b), the amount of all Taxes, if any, allocated to Seller pursuant to pursuant to Article 11 but paid by Buyer;

(iii)             the sum of Title Defect Amounts and Environmental Defect Amounts;

(iv)             an amount equal to the Suspended Funds;

(v)               the sum of the Allocated Values of the Preferential Right Properties and the Consent Agreements being retained by Seller pursuant to Sections 8.4 and 8.5;

(vi)             the sum of the Allocated Values of those Title Defect Properties and Environmental Defect Properties reassigned to Seller pursuant to Sections 3.3(c) and 3.12(c);

(vii)           an amount equal to one-half the Allocated Value of the Expiring Leases that have not been renewed as of December 15, 2013 as such amount is determined in accordance with Section 3.8(d); and

(viii)         except as expressly provided otherwise herein, any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by the Parties.

(c)                To the extent applicable, the Adjustments pursuant to this Section 2.3 shall be determined in accordance with U.S. generally accepted accounting principles.

2.4              Preliminary Settlement Statement. Prior to the Closing Date, the Parties mutually agreed to a preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth an estimate of the Adjustments and the Adjusted Purchase Price through and including the Closing Date, together with associated backup documentation.

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2.5              Final Settlement Statement. No later than November 15, 2013 (the “Final Settlement Date”), Seller will deliver to Buyer a final settlement statement (the “Final Settlement Statement”) setting forth the actual amounts of Adjustments and the resulting Adjusted Purchase Price, together with associated back-up documentation. As soon as reasonably practicable, but in no event later than 30 Days after Buyer receives the Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes to be made to such statement. If Buyer fails to timely deliver the written report to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the statement as delivered by Seller will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration. As soon as reasonably practicable, but in no event later than 15 Days after Seller receives Buyer’s written report, the Parties shall meet and undertake to agree on the final adjustments to the Final Settlement Statement. If the Parties fail to agree on the final adjustments within such 15-Day period, either Party may submit the disputed items to the Accounting Referee for resolution. The Parties shall direct the Accounting Referee to resolve the disputes within 20 Days after having the relevant materials submitted for review. The decision of the Accounting Referee will be binding on and non-appealable by the Parties. The fees and expenses associated with the Accounting Referee will be borne equally by the Parties. Any amounts owed by one Party to the other as a result of the Final Settlement Statement, together with interest on such amount from (and including) the Closing Date to (and excluding) the date of payment at the Prime Rate, will be paid within five Business Days after the date when the amounts are agreed upon by the Parties or the Parties receive a decision of the Accounting Referee, and the Adjustments included in the Final Settlement Statement will be final and binding between the Parties and not subject to further audit or arbitration.

2.6              Allocated Values.

(a)                Without limiting or modifying Section 2.6(b), Schedule 2.6(a) sets forth the agreed allocation of the Base Purchase Price among the Oil and Gas Properties (the “Allocated Values”).

(b)               Seller and Buyer agree that for the purpose of making the requisite filings under Section 1060 of the Code and the Treasury regulations thereunder, the Base Purchase Price and any liabilities assumed by Buyer under this Agreement shall be allocated among the Assets, consistent with the Allocated Values set forth on Schedule 2.6(a) and Schedule 2.6(b) hereto (the “Purchase Price Allocation”). Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state and local income Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) consistent with the Purchase Price Allocation as revised to take into account subsequent adjustments to the Base Purchase Price, including any adjustments pursuant to Section 2.3, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so by applicable Law after notice to and discussions with the other Party, or with such other Party’s prior consent.

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2.7              Suspended Funds. If Seller is holding any Suspended Funds as of the Closing Date, then (a) in lieu of Seller transferring these funds to Buyer at Closing, Seller shall retain the Suspended Funds held in its accounts and the Base Purchase Price shall be adjusted downward in accordance with Section 2.3(b)(vi), and (b) from and after Closing, Buyer shall be responsible for the proper payment and distribution of the Suspended Funds to the Non-Parties entitled to receive the Suspended Funds (including with respect to escheat obligations).

2.8              Assumed Liabilities. Upon Closing, Buyer assumes and hereby agrees to fulfill, perform, be bound by, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and liabilities of any kind arising from or relating to the Assets that are (a) attributable to periods on or after the Effective Time, including obligations and liabilities concerning: (i) the use, ownership or operation of the Assets, (ii) any obligations under or relating to any Contracts, (iii) all obligations owed to working interest, royalty, overriding royalty, net profits and other interest owners and operators relating to the Assets, including their share of any revenues or proceeds attributable to production or sales of Hydrocarbons, (iv) properly plugging, re-plugging and abandoning the Wells, (v) any obligation or liability for the dismantling, decommissioning, abandoning and removing of the Wells or Equipment, (the liabilities described in clauses (iv) and (v) are collectively referred to as the “P&A Obligations”), and (vi) any obligation or liability regarding permits; and (b) subject to Seller’s Indemnity Obligations in Article 4, Environmental Liabilities (the matters described in clauses (a) and (b) of this Section 2.8 are collectively referred to as the “Assumed Liabilities”); provided, Buyer does not assume (and Assumed Liabilities shall not include): (i) the Retained Liabilities, (ii) any obligations or liabilities of Seller to the extent that they are attributable to or arise out of the ownership, use or operation of the Excluded Assets, or (iii) any other Claims for which Seller is required to indemnify Buyer pursuant to Article 4.

Article 3
TITLE DEFECTS / ENVIRONMENTAL DEFECTS

3.1              Title Defect Notices. On or before 5:00 p.m. Houston, Texas time on December 31, 2013 (the “Defect Claim Date”), Buyer may deliver claim notices to Seller meeting the requirements of this Section 3.1 (collectively, the “Title Defect Notices” and individually, a “Title Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 3.1. For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability under this Article for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Defect Claim Date. Each Title Defect Notice shall be in writing, and shall include (a) a clear description of the alleged Title Defect(s), (b) the Wells and Leases, or Other Real Property Interests affected by the Title Defect (each a “Title Defect Property”), (c) the Allocated Value of each Title Defect Property, (d) supporting documents or references thereto reasonably necessary for Seller to verify the existence of the alleged Title Defect(s), and (e) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date.

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3.2              Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to January 15, 2014 (the “Cure Deadline”), any Title Defects of which it has been advised by Buyer. Buyer shall afford to Seller and its officers, employees, agents, attorneys and other authorized representatives full access, during normal business hours and upon reasonable notice, to the Assets and all Records and other documents in Buyer’s or its Affiliates’, and shall use commercially reasonable efforts to provide access to any third party operators’, possession relating primarily to the Assets. If Seller believes that it has cured any applicable Title Defect, Seller shall deliver written notice thereof to Buyer, together with supporting documents available to Seller and reasonably necessary for Buyer (as well as any title attorney or examiner hired by Buyer) to verify that such Title Defect has been cured. Buyer shall, at or prior to the Cure Deadline, advise Seller in writing whether it agrees or disputes that any such Title Defect has been so cured. If Buyer fails to notify Seller or timely notifies Seller of a dispute as to Seller’s attempted cure of any Title Defect, then (subject to Section 3.3), the provisions of Section 3.8 shall apply to such Title Defect.

3.3              Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 3.8, in the event that any Title Defect timely asserted by Buyer in accordance with Section 3.1 is not waived by Buyer or is not cured on or before the Cure Deadline, Seller shall, at its sole option, elect to:

(a)                reduce the Base Purchase Price by an amount (“Title Defect Amount”) determined pursuant to Section 3.4 as being the value of such Title Defect, and shall instruct the Escrow Agent to release to Buyer such Title Defect Amount from the Escrow Fund;

(b)               upon the agreement of Buyer, indemnify Buyer against all Claims resulting from such Title Defect pursuant to an indemnity agreement in a form reasonably agreeable to Seller and Buyer; or

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(c)                if the Title Defect Amount exceeds fifty percent (50%) of the value of any Title Defect Property, Buyer shall reassign the entirety of such Title Defect Property that is subject to such Title Defect in which event the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of all such Assets subject to adjustment in accordance with the procedure set forth in Section 2.3.

3.4              Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(a)                if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(b)               if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove such Title Defect from the Title Defect Property;

(c)                if the Title Defect represents a discrepancy between (i) the actual Net Revenue Interest for any Title Defect Property and (ii) the Net Revenue Interest for such Title Defect Property set forth on Schedule 2.6(a) and the Working Interest for such Title Defect Property is reduced in an equal or greater proportion than the Net Revenue Interest, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Title Defect Property multiplied by (B) 1 minus a fraction, the numerator of which is the actual Net Revenue Interest and the denominator of which is the Net Revenue Interest for such Title Defect Property set forth on Schedule 2.6(a);

(d)               if the Title Defect represents a decrease between (A) the actual Net Mineral Acres for any Title Defect Property and (B) the Net Mineral Acres for such Title Defect Property stated in Exhibit A, then the Title Defect Amount shall be an amount equal to (x) a fraction, the numerator of which is the Allocated Value attributable to such Title Defect Property and the denominator of which is the number of Net Mineral Acres for such Title Defect Property stated in Exhibit A, multiplied by (y) the difference between (I) the Net Mineral Acres for such Title Defect Property stated in Exhibit A, and (II) the actual Net Mineral Acres for any Title Defect Property;

(e)                if the Title Defect represents an obligation or encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property based on the methodology used by Buyer to determine the Allocated Value of such Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

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(f)                the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(g)               notwithstanding anything to the contrary in this Section 3.4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

3.5              Notice of Title Benefits. On or before the Defect Claim Date, Seller shall have the right, but not the obligation, to advise Buyer in writing of any matters that in Seller’s reasonable opinion constitute a Title Benefit with respect to Seller’s title to all or any portion of the Leases and Wells (a “Title Benefit Notice”). Each Title Benefit Notice shall be in writing, and shall include (a) a clear description of the alleged Title Benefit(s), (b) the Wells and Leases affected by the Title Benefit (each a “Title Benefit Property”), (c) the Allocated Value of each Title Benefit Property, (d) supporting documents or references thereto reasonably necessary for Seller to verify the existence of the alleged Title Benefit(s), and (e) the amount by which Buyer reasonably believes the Allocated Value of each Title Benefit Property is increased by the alleged Title Benefit(s) and the computations upon which Buyer’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Defect Claim Date.

3.6              Title Benefit Amount.

(a)                “Title Benefit Amount” means the amount by which the value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms and conditions:

(1)               if Buyer and Seller agree on the amount of the Title Benefit, that amount shall be the Title Benefit Amount;

(2)               if the Title Benefit represents an increase between (A) the actual Net Mineral Acres for any Title Benefit Property and (B) the Net Mineral Acres for such Title Benefit Property stated in Exhibit A, then the Title Benefit Amount shall be an amount equal to (x) a fraction, the numerator of which is the Allocated Value attributable to such Title Benefit Property and the denominator of which is the number of Net Mineral Acres for such Title Benefit Property stated in Exhibit A, multiplied by (y) the difference between (I) the actual Net Mineral Acres for any Title Benefit Property and (II) the Net Mineral Acres for such Title Benefit Property stated in Exhibit A;

(3)               if the Title Benefit represents a discrepancy between (i) the actual Net Revenue Interest for any Title Benefit Property and (ii) the Net Revenue Interest for such Title Benefit Property set forth on Schedule 2.6(a), and the Working Interest for such Title Benefit Property is reduced in an equal or greater proportion than the Net Revenue Interest, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Title Benefit Property multiplied by (B) 1 minus a fraction, the numerator of which is the actual Net Revenue Interest and the denominator of which is the Net Revenue Interest for such Title Benefit Property set forth on Schedule 2.6(a);

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(4)               if the Title Benefit represents a claim in title to the Title Benefit Property of a type not described above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property based on the methodology used by Buyer to determine the Allocated Value of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(b)               The Title Benefit Amount with respect to any Title Benefit Property shall be determined without duplication of any costs or losses included in another Title Benefit Amount hereunder.

(c)                Subject to Seller’s continuing right to dispute the existence of a Title Benefit and/or the Title Benefit Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 3.8, any Title Benefit timely asserted by Buyer in accordance with Section 3.5 shall be offset against and reduce the amount of any Title Defect Amounts; however, any Title Benefit Amount shall not increase the Purchase Price or Adjusted Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, in no event shall there be any offset to the Purchase Price for any individual Title Benefit for which the Title Benefit Amount does not exceed twenty-five thousand dollars ($25,000).

3.7              Title Deductibles. Notwithstanding anything to the contrary contained in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed twenty-five thousand dollars ($25,000) (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Threshold unless the aggregate amount of the Title Defect Amounts for all Title Defects that exceed the Individual Title Threshold (excluding any Title Defects cured by Seller and less an amount equal to the aggregate of all Title Benefit Amounts) plus the Environmental Defect Value of all Environmental Defects, in the aggregate, exceeds two percent (2%) of the Base Purchase Price (“Aggregate Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies with respect to all such Title Defects in excess of the Aggregate Deductible. Notwithstanding the foregoing, the Individual Title Threshold and the Aggregate Deductible shall not apply to Title Defects arising from Seller’s failure to obtain any preferential rights or third party consents to assign any of the Assets to Buyer, such that Buyer shall receive an adjustment to the Purchase Price equal to the full Title Defect Amounts attributable to any such Title Defects.

3.8              Title Dispute Resolution; Curative.

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(a)                Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Benefit Amounts and Title Defect Amounts prior to the Cure Deadline. If Seller and Buyer are unable to agree by the Cure Deadline, the Title Defect Amounts or Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.8 and either Party shall have the right, upon the delivery of written notice to the other Party, to dispute such matter and to invoke the dispute resolution provisions below in this Section 3.8 in order to resolve any such dispute. Any such notice must be delivered on or before the 10th Business Day after the Cure Deadline. There shall be a single arbitrator, who shall be a title attorney (the “Title Arbitrator”) with at least 10 years relevant experience, as selected by mutual agreement of Buyer and Seller within 15 Business Days after the Cure Deadline, and absent such agreement, by the CPR. The arbitration proceeding shall be held in Houston, Texas, in accordance with the rules of the CPR to the extent such rules do not conflict with the terms of this Section 3.8. The Title Arbitrator’s determination shall be made within 20 Business Days after submission of the matters in dispute and shall be binding on and non-appealable by the Parties. In making his/her determination, the Title Arbitrator shall be bound by the rules set forth in this Article 3 and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Benefits, Title Benefit Amounts and Title Defect Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. The Title Arbitrator shall include all legal fees and costs of the prevailing party in its award against the losing party. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount is not taken into account as an adjustment to the Purchase Price on the Final Settlement Statement, then within 10 Days after the Title Arbitrator delivers written notice to Buyer and Seller of the award with respect to a Title Defect Amount or Title Benefit Amount (a) Buyer and Seller shall deliver joint instructions instructing the Escrow Agent to promptly release from the Escrow Fund the amount, if any, so awarded by the Title Arbitrator to Seller and (b) Buyer and Seller shall deliver joint instructions instructing the Escrow Agent to promptly release from the Escrow Fund the amount, if any so awarded by the Title Arbitrator to Buyer.

(b)               Notwithstanding anything herein to the contrary, if Seller is not able to cure a Title Defect on or prior to the Cure Deadline, Seller shall have the option, by notice in writing to Buyer on or before the Cure Deadline, to attempt to cure such Title Defect within 90 Days following the Cure Deadline (with any such Title Defect being called an “Uncured Defect”). In such event, all amounts in the Escrow Fund other than the Allocated Value of the Title Defect Property to which such Uncured Defect pertains (each a “Uncured Defect Property”) shall be promptly paid to Seller. The amount that remains in the Escrow Fund with respect to an Uncured Defect will remain therein until released as provided in Section 3.8(c).

(c)                Buyer will act in good faith and reasonably cooperate with Seller after the Closing to cure an Uncured Defect. If Seller and Buyer mutually agree that an Uncured Defect has been cured, then within two Business Days after such determination, the amount withheld in the Escrow Fund with respect thereto (together with any interest earned thereon) shall be released to Seller in accordance with the terms of the Escrow Agreement. If Seller and Buyer mutually agree that a Uncured Defect has been partially cured, then Seller and Buyer shall reasonably agree upon the portion of the amount retained in the Escrow Fund with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to Seller (together with any interest earned thereon) in accordance with the terms of the Escrow Agreement. If Seller and Buyer mutually agree that an Uncured Defect has not been cured, then within two Business Days after such determination, the amount withheld in the Escrow Fund with respect thereto (together with any interest earned thereon) shall be released to Buyer in accordance with the terms of the Escrow Agreement. If as of the 90th Day following the Cure Deadline, Seller has been unable to cure, or has only partially cured, an Uncured Defect (and there is no dispute as to whether or not it has been cured or partially cured), the amount withheld in the Escrow Fund with respect to the uncured portion thereof shall be released to Buyer, and the amount withheld in the Escrow Fund with respect to the cured portion shall be released to Seller (in both cases, together with any interest earned thereon) and, in both cases, in accordance with the terms of the Escrow Agreement. If by such 90th Day Seller and Buyer have not agreed whether there has been a satisfactory resolution of an Uncured Defect, then such disagreement shall be resolved as provided in Section 3.8(a) (provided, rather than any payment being made to the applicable Party pursuant to the last sentence of Section 3.8(a), the amount owed to Buyer and/or Seller shall be released from the Escrow Fund to the applicable Party (together with any interest earned thereon)). If any Uncured Defect is not cured and there is a release of the Escrow Fund to Buyer as provided herein, then Buyer shall re-assign the Title Defect Property associated with such Uncured Defect to Seller.

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(d)               The Leases described in Schedule 3.8(d) (“Expiring Leases”) have primary terms that end in 2014. Seller will use commercially reasonable efforts to renew each of the Expiring Leases. For each Expiring Lease that is not renewed or otherwise extended for an additional term on or before December 15, 2013, the Purchase Price shall be reduced by an amount equal to one-half of the Allocated Value of the Expiring Lease times the number of Net Mineral Acres covered by the Expiring Lease and this reduction in the Purchase Price shall be incorporated into the Final Settlement Statement. In the event Seller is able to renew any of the remaining Expiring Leases after December 15, 2013, but prior to December 31, 2013, Buyer will refund to Seller an amount equal to one-half of the Allocated Value associated with such Expiring Lease times the number of Net Mineral Acres covered by the Expiring Lease.

3.9              Environmental Assessment. After Closing Buyer may conduct an environmental assessment of all or any portion of the Assets (the “Environmental Assessment”) and such assessment may be conducted by a reputable environmental consulting or engineering firm; provided, to the extent the conduct of any part of such Environmental Asset requires the consent of any Non-Party, then the conduct of such part shall be subject to obtaining such consent. The Environmental Assessment shall be limited to Phase 1 Activities; provided, however, Buyer may, subject to the further proviso below, conduct a Phase II Environmental Site Assessment if Buyer determines, in its reasonable, good-faith discretion and based upon the results of the applicable Phase I Activities, that a Phase II Environmental Site Assessment is necessary to identify and quantify potential liabilities; provided, further, Seller may, in its sole discretion, prohibit Buyer from conducting such Phase II Environmental Site Assessment, and after receiving written notice of such prohibition, Buyer may elect, in its sole discretion, to reassign the applicable Assets from the transactions contemplated by this Agreement and, concurrently therewith, reduce the Base Purchase Price by an amount equal to the Allocated Value of such Assets. The Environmental Assessment shall be conducted at the sole cost, risk and expense of Buyer. Seller shall have the right to be present during the Environmental Assessment of any Asset, and Buyer shall provide Seller advance written notice of the timing of same. Buyer shall maintain, and shall cause its officers, employees, representatives, consultants and advisors to maintain, all information obtained by Buyer pursuant to any Environmental Assessment or other due diligence activity as strictly confidential prior to the Cure Deadline, unless disclosure of any facts discovered through such Environmental Assessment is required under any Environmental Laws. Buyer shall provide Seller with a copy of the final draft of all environmental reports prepared by, or on behalf of, Buyer with respect to any Environmental Assessment conducted with respect to the Assets. If any necessary disclosures under applicable Environmental Laws are required prior to Closing with respect to matters discovered by any Environmental Assessment conducted by, for or on behalf of Buyer, Buyer agrees that Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Authorities.

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3.10          Environmental Defects. If, as a result of its investigation pursuant to Section 3.9 or otherwise, Buyer determines that with respect to the Asset there exists an Environmental Condition (excluding any matter set forth on Schedule 6.9) (in each case, an “Environmental Defect”), then on or prior to the Defect Claim Date, Buyer may give Seller a written notice of such Environmental Defect that sets forth the information required by this Section 3.10 (an “Environmental Defect Notice”). For all purposes of this Agreement and notwithstanding anything herein to the contrary but subject to Buyer’s rights and remedies for the breach by Seller of the representation and warranty set forth in Section 6.17 and Seller’s indemnification obligations hereunder, Buyer shall be deemed to have waived any Environmental Defect that Buyer fails to timely and properly assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Defect Claim Date. An Environmental Defect Notice must set forth (a) a clear description of the matter constituting the alleged Environmental Defect, (b) a description of each Asset (or portion thereof) affected by the alleged Environmental Defect (each an “Environmental Defect Property”), (c) the proportionate share attributable to the Assets of the estimated cost to eliminate the alleged Environmental Defect (the “Environmental Defect Amount”), and (d) supporting documents or references thereto reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount, in each case to the extent known or defined at the time of submission of the Environmental Defect Notice. Buyer may supplement any Environmental Defect Notices previously submitted at any time prior to the Defect Claim Date.

3.11          Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remediate at any time prior to the Cure Deadline any Environmental Defects of which it has been advised by Buyer pursuant to an Environmental Defect Notice delivered before the Defect Claim Date. If Seller believes that it has remediated any applicable Environmental Defect, Seller shall deliver written notice thereof to Buyer, together with supporting documents available to Seller and reasonably necessary for Buyer (as well as any environmental consultant hired by Buyer) to verify the remediation of the Environmental Defects. Buyer shall, at or prior to the Cure Deadline, advise Seller in writing whether it agrees or disputes that the Environmental Defect has been so remediated. If Buyer fails to notify Seller or timely notifies Seller of a dispute as to Seller’s attempted remediation of any Environmental Defect, then (subject to Section 3.12) the provisions of Section 3.14 shall apply to such Environmental Defect.

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3.12          Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Environmental Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 3.14, if any Environmental Defect asserted by Buyer in an Environmental Defect Notice delivered before the Defect Claim Date is not waived by Buyer or cured on or before the Cure Deadline, Seller shall, at Buyer’s sole option, elect to:

(a)                reduce the Base Purchase Price by the Environmental Defect Amount relating to such Environmental Defect as agreed upon by Seller and Buyer or determined pursuant to Section 3.14;

(b)               indemnify Buyer against all Claims resulting from such Environmental Defect pursuant to an indemnity agreement in a form reasonably agreeable to Seller and Buyer;

(c)                take reassignment of the entirety of the Environmental Defect Property that is subject to such Environmental Defect in which event the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such Assets;

(d)               provided that the Parties shall have agreed to the general plan of remediation with respect to such Environmental Defect and the schedule pursuant to which such remediation shall take place, cure such Environmental Defect after the Cure Deadline;

(e)                if such Environmental Defect can be cured by paying a fine or penalty, Seller may cure such Environmental Defect by electing to pay such fine or penalty, provided that doing so will not require or result in any admission of liability by Buyer or adverse impact on Buyer’s compliance history or regulatory status; or

If Buyer elects the option set forth in clause (a) above, then Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the remediation of the applicable Environmental Defect and all losses with respect thereto, and Buyer’s obligations with respect thereto shall be deemed to constitute Assumed Obligations. If Buyer elects the option set forth in clause (b) above, Seller shall have the right to elect to assume responsibility for the remediation of such Environmental Defect following the Cure Deadline. If Buyer elects the option set forth in clause (c) above, the Environmental Defect Property will be treated as an Excluded Asset as of the Effective Time. Notwithstanding the foregoing, if the Environmental Defect Amount exceeds the Allocated Value of the Environmental Defect Property related thereto, Seller may, in Seller’s sole discretion, take reassignment of the entirety of the Environmental Defect Property that is subject to such Environmental Defect in which event the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such Assets. If Seller elects the option set forth in the foregoing sentence, the Environmental Defect Property will be treated as an Excluded Asset as of the Effective Time.

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3.13          Aggregate Deductible. There shall be no reduction to the Purchase Price or other remedies provided by Seller for any Environmental Defect unless the Environmental Defect Amount of all Environmental Defects in the aggregate (excluding any Environmental Defects Remediated by Seller), plus the Title Defect Amounts of all Title Defects in the aggregate, exceed the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price and remedies with respect to such Environmental Defects in excess of the Aggregate Deductible.

3.14          Environmental Dispute Resolution

(a)                Seller and Buyer shall attempt to agree on all Environmental Defects and Environmental Defect Amounts prior to the Cure Deadline. If Seller and Buyer are unable to agree by the Cure Deadline, the Environmental Defects and Environmental Defect Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.14 and either Party shall have the right, upon the delivery of written notice to the other Party, to dispute such matter and to invoke the dispute resolution provisions below in this Section 3.14 in order to resolve any such dispute. Any such notice must be delivered on or before the 10th Business Day after the Cure Deadline. There shall be a single arbitrator, who shall be an environmental consultant (the “Environmental Arbitrator”) with at least 10 years relevant experience, as selected by mutual agreement of Buyer and Seller within 15 Business Days after the Cure Deadline, and absent such agreement, by the CPR. The arbitration proceeding shall be held in Houston, Texas pursuant to the rules of the CPR to the extent such rules do not conflict with the terms of this Section 3.14. The Environmental Arbitrator’s determination shall be made within 20 Business Days after submission of the matters in dispute and shall be binding on and non-appealable by the Parties. In making his/her determination, the Environmental Arbitrator shall be bound by the rules set forth in Sections 3.9 through 3.13 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary to make a proper determination, including, without limitation, any refusal of Seller to allow Buyer to conduct a Phase II Environmental Site Assessment with respect to the Environmental Defect or Environmental Defect Amount at issue. The Environmental Arbitrator, however, may not award the Buyer a greater Environmental Defect Amount than the Environmental Defect Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Environmental Defect Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. The fees and expenses associated with the Environmental Arbitrator shall be borne equally by the Parties. To the extent that the award of the Environmental Arbitrator with respect to any Environmental Defect Amount is not taken into account as an adjustment to the Purchase Price on the Final Settlement Statement, then within 10 Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of the award with respect to an Environmental Defect Amount, (a) Buyer and Seller shall deliver joint instructions instructing the Escrow Agent to promptly release from the Escrow Fund the amount, if any, so awarded by the Environmental Arbitrator to Seller and (b) Buyer and Seller shall deliver joint instructions instructing the Escrow Agent to promptly release from the Escrow Fund the amount, if any so awarded by the Environmental Arbitrator to Buyer. In addition, the Parties will implement any other elections that may be applicable under Section 3.12.

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3.15          Sole Remedy.

(a)                Except for the special warranty of title in the Assignment and without limiting Buyer’s right to adjust the Purchase Price by operation of this Article 3, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that the sole remedies available to Buyer for any defect of title, including any Title Defect, with respect to any of the Assets shall be as set forth in this Article 3 and pursuant to the special warranty of title contained in the Assignment.

(b)               Subject to the limitations contained therein, Section 3.12 and Article 4 shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect. Buyer hereby waives any claims of cost recovery or contribution from Seller or its Affiliates related to the Assets under any Environmental Law or other cause of action with respect to any Environmental Defect.

Article 4
ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES

4.1              Opportunity for Review. Each Party represents that it has had an adequate opportunity to review the release and indemnity provisions in this Agreement, including the opportunity to submit the same to legal counsel for review and comment. Based upon the foregoing representation, the Parties agree to the provisions set forth below.

4.2              Seller’s Indemnity Obligation. Effective from and after the Closing Date Seller shall DEFEND, INDEMNIFY and HOLD HARMLESS Buyer Group from and against any and all Claims arising out of, resulting from, or relating to:

(a)                any breach by Seller of Seller’s representations or warranties set forth in this Agreement;

(b)               any breach by Seller of Seller’s covenants set forth in this Agreement;

(c)                the ownership or operation of the Excluded Assets;

(d)               the Retained Liabilities; and

(e)                subject to Section 4.10(c), the existence of an Environmental Condition on or prior to the Effective Time.

4.3              Buyer’s Indemnity Obligation. If Closing shall occur, from and after the Closing Date, Buyer shall RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Seller Group from and against any and all Claims arising out of, resulting from, or relating to:

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(a)                any breach by Buyer of Buyer’s representations or warranties set forth in this Agreement;

(b)               any breach by Buyer of Buyer’s covenants set forth in this Agreement; and

(c)                the Assumed Liabilities.

4.4              Materiality Qualifiers. Notwithstanding anything to the contrary contained in this Article 4, for the purposes of the Indemnity Obligations of the Parties pursuant to this Article 4, all of the representations and warranties set forth in this Agreement shall be read without giving effect to any materiality qualification (but not including “Material Adverse Effect”) contained in such representation or warranty for purposes of determining whether a breach of any such representation or warranty has occurred and the amount of the Claims resulting from, arising out of, or relating to any such breach of representation or warranty, in each case to the extent such representation and warranty actually then receives the benefit of the deductible set forth in Section 4.12.

4.5              Tax Treatment. The Parties shall treat, for Tax purposes, any amounts paid under this Article 4 as an adjustment to the Adjusted Purchase Price.

4.6              Notice of Claims. If a Claim is asserted against a Person for which a Party may have Indemnity Obligations under this Agreement (an “Indemnity Claim”), the indemnified Person shall give the indemnifying Party written notice of the underlying Claim setting forth the particulars associated with the underlying Claim (including a copy of the written underlying Claim, if any) as then known by the indemnified Person (“Indemnity Claim Notice”). The indemnified Person shall, to the extent practicable, give an Indemnity Claim Notice within such time as will allow the indemnifying Party a reasonable period in which to evaluate and timely respond to the underlying Claim; provided failure to do so shall not affect an indemnified Person’s rights hereunder except for, and only to the extent of, any incremental increase in the cost of the Indemnity Claim resulting from the failure to give notice.

4.7              Defense of Non-Party Claims. Upon receipt of an Indemnity Claim Notice involving a Non-Party for which an indemnifying Party believes it may have an obligation of indemnity under this Agreement, the indemnifying Party shall, if it so elects in accordance with this Section 4.7 (without prejudice to its right to contest its obligation of indemnity under this Agreement), assume the defense of the Non-Party Claim with counsel selected by the indemnifying Party, and the indemnified Person shall cooperate in all reasonable respects. If any Non-Party Claim involves a fact pattern wherein each Party may have an obligation to indemnify the other Party, each Party may assume the defense of and hire counsel for that portion of the Non-Party Claim for which it may have an obligation of indemnity. In all instances, the indemnified Person may employ separate counsel and participate in the defense of any Non-Party Claim; provided, if the indemnifying Party has assumed the defense of a Non-Party Claim pursuant to this Section 4.7 and has agreed to indemnify the indemnified Person, the fees and expenses of counsel employed by the indemnified Person shall be borne solely by the indemnified Person. If the indemnifying Party elects by written notice to undertake the defense of the Non-Party Claim within 30 Days after receipt of the Indemnity Claim Notice, then (i) the indemnifying Party shall defend the indemnified Person against such Non-Party Claim, (ii) the indemnifying Party shall pay any judgment entered or settlement with respect to such Non-Party Claim, (iii) the indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Non-Party Claim that (A) does not include a provision whereby the plaintiff or claimant in the matter releases the indemnified Person from all liability with respect to such Non-Party Claim, or (B) would restrict such indemnified Person’s ability to conduct its business in the ordinary course, and (iv) the indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to such Non-Party Claim without the indemnifying Party’s prior written consent. If the indemnifying Party has not elected to undertake the defense of a Non-Party Claim, or if the indemnifying Party assumes the defense of a Non-Party Claim pursuant to this Section 4.7 but fails to diligently defend against the Non-Party Claim within 30 Days following any written notice from such indemnified Person asserting such failure, then the indemnified Person shall have the right to defend, at the sole cost and expense of the indemnifying Party (to the extent the indemnified Person is entitled to indemnification hereunder), the Non-Party Claim by all appropriate proceedings. In such instances, the indemnified Person shall have full control of such defense and proceedings; provided, the indemnified Person shall not settle such Non-Party Claim without the written consent of the indemnifying Party; provided further, if the indemnifying Party fails to notify the indemnified Person in writing as to whether or not it consents to such settlement within 30 Days following its receipt of notice of such settlement from the indemnified Person, then such consent shall be deemed given. The indemnifying Party may participate in, but not control, any defense or settlement controlled by an indemnified Person pursuant to this Section 4.7, and the indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the other provisions of this Section 4.7, if the indemnifying Party disputes its potential liability to the indemnified Person under this Section 4.7 and if such dispute is resolved in favor of the indemnifying Party, the indemnifying Party shall not be required to bear the costs and expenses of the indemnified Person’s defense pursuant to this Section 4.7.

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4.8              Waiver of Certain Damages. Each of the Parties expressly waives and releases, and shall cause its Affiliates to waive and release, special, indirect, consequential, punitive, remote, speculative and exemplary damages, including damages for lost profits of any kind with respect to any dispute arising under, related to, or in connection with this Agreement or any other agreement, contract or instrument contemplated herein or in connection with the transactions contemplated hereby.

4.9              Extent of Indemnification. Without limiting the scope of the indemnification, disclaimer, release and assumption obligations set forth in this Agreement, to the fullest extent permitted by Law, an indemnified Person shall be entitled to indemnification hereunder in accordance with the terms hereof, unless the Claim or indemnifiable loss giving rise to any such Indemnity Obligation is the result of the gross negligence or willful misconduct of any such indemnified Person.

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4.10          Survival. The period within which Buyer may make Claims against Seller under the provisions of this Agreement are as follows:

(a)                Section 4.2(a) shall remain in effect for the period of survival of the applicable representations as set forth in Section 4.13.

(b)               Seller’s Indemnity Obligations under Section 4.2(b) to (d) shall remain in effect for the period of the applicable statute of limitations plus 30 Days.

(c)                The period within which Buyer may make Claims against Seller under the provisions of Section 4.2(e) shall remain open until the 1st anniversary of the Closing Date, and Seller’s Indemnity Obligations under Section 4.2(e) shall survive until the 1st anniversary of the Closing Date.

Notwithstanding the termination of any Claim period set forth in this Article 4, any Claim properly raised within the applicable time period for such Claim shall survive until such Claim and the Indemnity Obligations with respect thereto are resolved.

4.11          Limitations on Seller’s Indemnity. Notwithstanding anything to the contrary set forth herein, Seller shall have no liability for indemnification hereunder in connection with the breach of any representation, warranty or covenant contained herein or for any Losses arising in connection with or with respect to the Transaction until (i) the individual amount of any Loss exceeds twenty-five thousand dollars ($25,000) and (ii) the total of all Losses with respect to such matters exceeds a deductible of two percent (2%) of the Base Purchase Price, and then Seller shall be responsible for those Losses in excess of deductible amount. Seller shall not have any liability for indemnification with respect to Losses suffered by the Buyer in excess of twenty percent (20%) of the Base Purchase Price. From and after the Closing and except as provided in Article 4, indemnification under this Article 4 shall be the sole and exclusive remedy available to any Party hereto against any other Party hereto for any claims arising out of or based upon the matters set forth in this Agreement and the Transaction, and no Party shall seek relief against any other Party to this Agreement other than through indemnification provided in this Section 4.12, subject to the limitations provided for in this Section 4.12). Nothing in this Section 4.12 shall limit the adjustments to Purchase Price provided for in Article 3.

4.12          Title and Environmental Escrow Fund.

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At Closing, Buyer and Seller and Wells Fargo Bank, N.A. (the “Escrow Agent”) shall enter into the escrow agreement (the “Escrow Agreement”) in substantially the form attached hereto as Exhibit I and Buyer shall deliver a wire transfer of ten percent (10%) of the Base Purchase Price to the Escrow Agent in immediately available funds (the “Escrow Fund”) which will be used to satisfy any Title Defect Amount or Environmental Defect Amount asserted or claimed hereunder. Upon mutual agreement of the Parties as to the Title Defect Amount(s) or Environmental Defect Amount(s), the Parties shall jointly instruct the Escrow Agent in writing to disburse the applicable amount(s) to the applicable Party pursuant to the terms and conditions of the Escrow Agreement. All adjustments to the Purchase Price for Title Defects and Environmental Defects shall be first made by disbursing the applicable amount(s) to the applicable Party in accordance with this Agreement and the Escrow Agreement, and to the extent the Escrow Fund is not sufficient to cover all such Purchase Price adjustments, then Seller or Buyer, as applicable, shall promptly pay the deficiency to the other Party in accordance with this Agreement.

4.13          Survival of Representation and Warranties.

(a)                The representations and warranties made by Seller in Sections 6.1, 6.2, 6.4 and 6.7 shall survive Closing for the period of the applicable statute of limitations plus 30 Days (“Fundamental Representations”); the representation and warranties made by Seller in Section 6.15 shall survive the Closing until the Defect Claim Date; the representations and warranties in Sections 6.3, 6.5, 6.6, 6.8 to 6.14 and 6.16 to 6.20 shall survive the Closing for a period of 9 months after the Closing (each applicable period, the “Survival Period”) and thereafter shall be of no force or effect, and any claim for any breach thereof must be brought on or prior to the end of the Survival Period.

(b)               All representations and warranties made by Buyer in Section 7.1 to 7.7 shall survive the Closing for the period of the applicable statute of limitations plus 30 Days.

All other indemnities, covenants and agreements contained in this Agreement shall survive the Closing in accordance with their terms. Except for the special warranty of title made by Seller in the Assignment, the Parties have made no representations or warranties other than those expressly set forth in this Agreement.

Article 5

DISCLAIMEREXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE ASSIGNMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES.

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EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 6 OF THIS AGREEMENT OR IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

EXCEPT AS REPRESENTED IN ARTICLE 6, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

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Article 6
SELLER’S REPRESENTATIONS AND WARRANTIES

As of the Closing Date, Seller represents and warrants to Buyer the following:

6.1              Organization and Good Standing.

(a)                Emerald Oil Inc. is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Montana; Emerald WB LLC is a limited liability company organized and validly existing and in good standing under the laws of the State of Colorado and each has all requisite power and authority to own and/or dispose of its respective Assets.

6.2              Authority; Authorization of Agreement. Seller has all requisite power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by Seller, shall constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

6.3              No Violations. Except for (i) Customary Post-Closing Consents, (ii) any consents or approvals listed on Schedule 6.11, and (iii) any preferential rights listed on Schedule 6.10, Seller’s execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement by it shall not:

(a)                conflict with any of the terms, conditions or provisions of the organizational documents of Seller;

(b)               violate any material provision of, or require any material filing, consent or approval under, any Laws applicable to Seller;

(c)                conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any Material Contract or financing instrument; or

(d)               result in the creation or imposition of any lien or encumbrance upon one or more of the Assets, except for the Permitted Encumbrances.

6.4              Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall, directly or indirectly, have any responsibility whatsoever.

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6.5              Legal Proceedings. Schedule 6.5 sets forth all Legal Proceedings pending or, to Seller’s Knowledge, threatened in writing, against Seller in respect of any of the Assets (excluding any notices relating to any Environmental Liabilities or Environmental Law).

6.6              Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

6.7              Taxes. Except as disclosed on Schedule 6.7, (i) all Tax Returns required to be filed by Seller with respect to the Assets have been timely filed, (ii) all Taxes with respect to the Assets have been timely paid and all Tax Returns filed by Seller with respect to the Assets are true, correct and complete in all material respects, (iii) there are no liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, (iv) there are no claims pending or threatened by any Taxing Authority in connection with any such Tax that would adversely affect the Assets after the Closing, (v) there are no Tax audits currently pending that would adversely affect the Assets after the Closing, (vi) none of the Assets is an equity interest in any entity, and no Asset is subject to a tax partnership or provision requiring a partnership Tax Return to be filed for U.S. federal or applicable state income tax purposes, and (vii) no claim has ever been made by a Government Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation in that jurisdiction, and to Seller’s Knowledge, the Assets are not subject to tax in any jurisdiction in which the Seller has not filed Tax Returns.

6.8              Material Contracts.

(a)                Schedule 6.8 sets forth all Contracts of the type described below to which Seller is a party and that relate to the Assets (collectively, the “Material Contracts”):

(i)                 any Contract that can reasonably be expected to result in aggregate payments by or revenues to Seller of more than $50,000 (net to the interest of Seller) during the current or any subsequent fiscal year of Seller (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii)               any Hydrocarbons transportation, gathering, storage and processing or similar Contract that is not terminable without penalty on 90 Days or less notice;

(iii)             any Contract for the purchase, sale or exchange of any Hydrocarbons that is not terminable without penalty on thirty (300 Days or less notice;

(iv)             contracts to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets (other than Hydrocarbons), but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease and excluding any operating agreements or Surface Contracts;

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(v)               joint operating agreements, unit operating agreements, unit agreements, or other similar agreements;

(vi)             non-competition agreements or any agreements that purport to restrict, limit, or prohibit Seller from engaging in any line of business or the manner in which, or the locations at which, Seller (or Buyer, as successor in interest to Seller) conducts business, including area of mutual interest agreements;

(vii)           indentures, mortgages or deeds of trust, loans, credit or note purchase agreements, sale-lease back agreements, guaranties, bonds, letters of credit, or similar financial agreements;

(viii)         contracts for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated by Seller without penalty on 60 Days or less notice;

(ix)             contracts for the use of drilling rigs and other contracts relating to the drilling, completion or hydraulic fracturing of wells including sand supply contracts reasonably expected, as of the Execution Date, to result in expenditures in excess of $10,000 in any twelve (12) month period;

(x)               any Contract with an Affiliate of Seller that will not be terminated prior to or in connection with the Closing;

(xi)             master seismic licenses or agreements;

(xii)           any Hedges of Seller related to the Assets; or

(xiii)         any contract the expiration or termination of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and is not of a type required to be disclosed (without regard to Dollar, acreage, date or volume limitations therein) pursuant to the foregoing clauses in this Section 6.8(a).

(b)               Except as set forth on Schedule 6.8, the Material Contracts are in full force and effect in accordance with their respective terms, there exist no defaults thereunder by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contracts, and no event has occurred that with notice or lapse of time or both would constitute any default under any such Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract.

(c)                Except as set forth on Schedule 6.8, Seller has not entered into any Joint Operating Agreements with respect to the Assets.

6.9              No Violation of Laws. Except as set forth on Schedule 6.9, Seller has not violated any applicable Laws with respect to the ownership and operation of the Assets, except where such violation would not have a Material Adverse Effect. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 6.9 relating to any Environmental Liabilities or Environmental Law.

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6.10          Preferential Rights. Except as set forth on Schedule 6.10, there are no preferential rights to purchase that are applicable to the transaction contemplated hereby (each, a “Preferential Right”).

6.11          Consents. Except as set forth on Schedule 6.11, there are no third party consent requirements that are applicable to the transaction contemplated hereby.

6.12          Royalties. With respect to the Assets operated by Seller, Seller has paid all royalties due with respect to the Oil and Gas Properties, or if not paid, is contesting such costs and royalties in good faith in the normal course of business and such contested costs and royalties as well as all other Suspended Funds with respect to the Oil and Gas Properties are set forth on Schedule 6.12.

6.13          Current Commitments. Schedule 6.13 sets forth as of the Closing Date all authorities for expenditures in excess of $10,000 (“AFEs”) (net to the interest of Seller) delivered to Seller by the applicable operator relating to the Oil and Gas Properties to drill or rework Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs or commitments have not been completed as of the Closing Date.

6.14          Assets of the E&P Business. Since April 1, 2013, to Seller’s Knowledge, the Assets have been operated only in the ordinary course of business consistent with past practices of Seller and the Assets are sufficient to conduct the E&P Business as conducted by Seller as of the Closing Date.

6.15          Environmental Laws. Except as disclosed on Schedule 6.15, to Seller’s Knowledge, Seller’s ownership and operation of the Assets is in compliance with all applicable Environmental Laws. Except as disclosed on Schedule 6.15, to Seller’s Knowledge there is not an Environmental Condition existing with respect to the Assets.

6.16          Production Imbalances. To Seller’s Knowledge, Schedule 6.16 sets forth all Imbalances with respect to Oil and Gas Properties.

6.17          Leases. To Seller’s Knowledge, the applicable operator has timely and properly paid all accrued bonuses, delay rentals, minimum royalties, and royalties due with respect to Seller’s interest in the Leases, in each case in accordance with the Leases and applicable Law. With respect to Leases issued by any Governmental Authority, Seller has received no notice that any Lease accounts are not current or that any payments required thereunder have not been paid. Exhibit A includes a true, correct, and complete description of all Leases which (a) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities that will expire or terminate on or before a date that is 60 Days after the Closing Date unless the lessee thereunder conducts operations in accordance with the terms of such Lease on or before such date or (b) Seller has received written notice of a default from a lessor with respect thereto which is currently unresolved.

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6.18          Permits. To Seller’s Knowledge, (i) the operators of the Assets have maintained and are maintaining all material permits with respect to the Assets and (ii) the Assets are in compliance with applicable permits. No event has occurred which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any permit or the imposition of any restrictions of such a nature as may limit the operation or use of the Assets as historically conducted. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 6.18 relating to any permits required under applicable Environmental Law.

6.19          Equipment and Personal Property. Except as set forth on Schedule 6.19, to Seller’s Knowledge all currently producing Wells and Equipment are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted. Seller has all material easements, rights of way, licenses and authorizations, from Governmental Authorities and Non-Parties necessary to access, construct, operate, maintain and repair the Equipment in the ordinary course of business as currently conducted by Seller and in material compliance with all Laws, except such failures would not individually or in the aggregate have a Material Adverse Effect.

6.20          Wells. To Seller’s Knowledge, (a) all Wells have been drilled and completed within the limits permitted by all applicable Leases, contracts, and pooling or unit agreements; (b) no Well is subject to penalties on allowables after the Effective Time because of any overproduction or any other violation of Laws; (c) there are not any Wells or other Equipment located on the Assets that (i) Seller is currently obligated by any Laws or contract to currently plug, dismantle and/or abandon; or (ii) have been plugged, dismantled or abandoned in a manner that does not comply in all material respects with Laws.

Article 7
BUYER’S REPRESENTATIONS AND WARRANTIES

As of the Closing Date, Buyer represents and warrants to Seller the following:

7.1              Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own the Assets.

7.2              Authority; Authorization of Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by Buyer, shall constitute, the valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

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7.3              No Violations. No consent is required to be obtained with respect to the consummation of the transactions contemplated by this Agreement by Buyer. Buyer’s execution and delivery of this Agreement and the Operative Documents, to which it is a party and the consummation of the transactions contemplated by this Agreement by it shall not:

(a)                conflict with or require the consent of any Person under any of the terms, conditions or provisions of the organizational documents of Buyer;

(b)               violate any provision of, or require any filing, consent or approval under any Laws applicable to Buyer; or

(c)                conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any material agreement or any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, except (in each case) where such conflict, breach or default would not materially affect Buyer’s ability to consummate the transactions contemplated hereby or (ii) any order, judgment or decree of any Governmental Authority.

7.4              Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller shall, directly or indirectly, have any responsibility whatsoever.

7.5              Claims, Disputes and Litigation. There are no Legal Proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer, that would prevent the consummation of the transactions contemplated by this Agreement.

7.6              Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer.

7.7              Financing; Resources and Other Capabilities. Buyer has, and shall have as of the Closing Date, sufficient funds with which to pay the Adjusted Purchase Price and consummate the transactions contemplated by this Agreement. Buyer has the financial, technical and other capabilities to perform all of Buyer’s other obligations under this Agreement and all of the obligations assumed from Seller with respect to the Assets.

Article 8
COVENANTS

8.1              Record Retention. Buyer, for a period of five years following Closing, will (a) retain the Records, and (b) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours as they related to any Retained Liability for review and copying at Seller’s expense.

8.2              Release of Liens. Concurrent with the Closing, Seller shall procure and deliver to Buyer a release or releases, in recordable form, executed by the applicable Person of all liens and security interests (if any) encumbering any of the Assets and securing any debt facilities maintained by Seller or any Affiliate.

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8.3              Consents.

(a)                Seller shall use commercially reasonable efforts to procure the consents set forth on Schedule 6.3, and Buyer shall reasonably cooperate with Seller in seeking to obtain such consents, but, in case of Buyer, without being obligated to pay any consideration or waive or release any right or privilege to obtain such consent. If the Parties are not able to effect the assignment of any of the Assets at Closing due to the lack of a required Non-Party consent to transfer the same, then, except as otherwise provided herein, such Assets shall not be deemed assigned at Closing.

(b)               As to any Contract (subject to Section 8.3(c)), until any such consent is obtained, to the extent permissible under Law and under the terms of such Contract, Seller shall, at Buyer’s written request, use commercially reasonable efforts post-Closing (i) to continue to perform the liabilities and obligations under or with regard to such Contract, (ii) hold such Contract in trust for the benefit of Buyer and shall promptly forward to Buyer any monies or other benefits received that are attributable to such Contract, and (iii) endeavor to mutually agree with Buyer to institute alternative arrangements intended to put the Parties in substantially the same economic position as if such non-assigned Contract had been assigned. If the foregoing arrangements are not permissible under Law or under the terms of the Contract, then the Parties shall use commercially reasonable efforts to take such other actions or put into place such other arrangements as are permissible with regard to the non-assigned Contract so as to provide the Parties with the same economic results as would otherwise have resulted.

(c)                If the assignment of a Lease, Contract or Surface Contract is subject to a consent requirement on Schedule 6.3 and the required consent is not obtained prior to Closing (in such case, a “Consent Agreement”), then such Consent Agreement shall be excluded from the Assets to be assigned and sold to Buyer hereunder and the Base Purchase Price shall be reduced by the Allocated Value of the excluded Consent Agreement. Following the Closing, Seller shall continue to use commercially reasonable efforts to procure such consent within 180 Days following the Closing, with Buyer lending reasonable assistance at no additional cost or expense. If at the end of such 180 Day period the required consent has not been obtained, then the Parties shall discuss in good faith what further mutually agreeable actions (if any) will be taken with respect to such Consent Agreement. If during such 180-Day period the required consent is obtained, then Seller shall notify Buyer and Buyer shall purchase, on or before 10 Business Days following receipt of such notice, the Consent Agreement under the terms of this Agreement for a price equal to the Allocated Value of such Consent Agreement. To the extent such Consent Agreement has not been included in determining the Adjustments to be made pursuant to Section 2.3, then the Adjustments that are specific to such Consent Agreement shall be calculated and contemporaneous with the payment of such Allocated Value there shall be applied as a deduction to such Allocated Value (if the sum of the downward Adjustments exceeds the sum of the upward Adjustments) the net amount resulting from such Adjustments or there shall be applied as an addition to such Allocated Value (if the sum of the upward Adjustments exceeds the sum of the downward Adjustments) the net amount resulting from such Adjustments.

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8.4              Preferential Rights.

(a)                With respect to each Preferential Right set forth on Schedule 6.10, Seller shall send, within seven Business Days following the Closing Date, to the holder of each such right a written notice in material compliance with the contractual provisions applicable to such Preferential Right. Seller may only sell the Preferential Right Property to the holder of the Preferential Right upon the same terms and conditions set forth herein, mutatis mutandis. The Preferential Right Property shall be excluded from the transactions hereunder, and the Base Purchase Price shall be reduced by the Allocated Value of the excluded Preferential Right Property.

(b)               If any holder of a Preferential Right notifies Seller that it intends to consummate the purchase of any part of the Assets to which its Preferential Right applies (in such case, a “Preferential Right Property”), Seller shall be entitled to all proceeds from the holder of a Preferential Right who exercises its right to purchase a Preferential Right Property. If the holder of such Preferential Right Property thereafter fails to consummate the purchase of the Preferential Right Property covered by such right and such holders’ rights to purchase such Preferential Right Property have expired, then Seller shall notify Buyer and Buyer shall purchase, on or before 10 Business Days following receipt of such notice, the Preferential Right Property under the terms of this Agreement for a price equal to the Allocated Value of such Preferential Right Property.

(c)                To the extent any Preferential Right Property is purchased by Buyer following the Closing pursuant to Section 8.4(b) or (c) and such Preferential Right Property has not been included in determining the Adjustments to be made pursuant to Section 2.3, then the Adjustments that are specific to such Preferential Right Property shall be calculated and contemporaneous with the payment of the Allocated Value for such Preferential Right Property there shall be applied as a deduction to such Allocated Value (if the sum of the downward Adjustments exceeds the sum of the upward Adjustments) the net amount resulting from such Adjustments or there shall be applied as an addition to such Allocated Value (if the sum of the upward Adjustments exceeds the sum of the downward Adjustments) the net amount resulting from such Adjustments.

8.5              Approvals of Governmental Authorities.

(a)                Seller and Buyer shall use their commercially reasonable efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary or reasonably advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using their commercially reasonable efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all Governmental Authorities and officials and parties to contracts with the Parties that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement and all Parties hereto will cooperate fully with the other Parties hereto in promptly seeking to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and orders.

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(b)               The Parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 8.5(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information hereunder. Each Party shall use its commercially reasonable efforts to provide or cause to be provided promptly to the other Party all necessary information and assistance as any Governmental Authority may from time to time require in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, orders or expiration of waiting periods in relation to these filings or in connection with any other review or investigation of the transactions contemplated by this Agreement by a Governmental Authority.

8.6              Efforts. Each Party shall use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement. Without limiting the generality of the foregoing, from time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments as may be reasonably requested by the other Party, at such requesting Party’s cost, and as are commercially reasonable to be performed in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including those post-Closing actions contemplated by Section 8.4 and Section 8.5. Promptly after Closing, Buyer shall: (a) record the Assignment and all state and federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state and federal Governmental Authorities and Buyer shall provide to Seller copies of such recorded documents; (b) actively pursue the approval of all Customary Post-Closing Consents from the applicable Governmental Authorities; and (c) except as otherwise provided for herein, actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the rights, interests, obligations and liabilities assumed by Buyer hereunder that have not been obtained prior to Closing, provided that Seller shall reasonably cooperate with Buyer in obtaining such other consents and approvals. Promptly after Closing, Seller shall deliver all notices that are required to be delivered by Buyer in connection with the assignment of the Assets to Buyer and the assumption of the rights, interests, obligations and liabilities assumed by Buyer hereunder.

8.7              Records in Seller’s Possession. Following Closing, Seller shall grant Buyer reasonable access (at reasonable times and upon reasonable notice) to the Records. Within 10 Business Days after the Closing Date (except as provided below), Seller shall deliver to Buyer at Buyer’s offices originals (or if required to retain originals pursuant to applicable Law, legible copies thereof) of the Records; provided, however that with respect any data and records relating (whether in whole or in part) to the Excluded Assets, Seller shall retain all originals and provide Buyer with only legible copies thereof. Any and all original Records retained by Seller pursuant to applicable Law shall be made available to Buyer within 60 Days after Seller’s reasonable need for such Records ceases. Buyer shall maintain the Records received from Sellers for a period of 7 years after Closing.

Article 9
THE CLOSING

9.1              Closing. On the date of the execution of this Agreement (the “Closing Date”), Closing will take place at 10:00 a.m., Mountain time, at the offices of Seller or Seller’s counsel or at such other time and place as Buyer and Seller may agree in writing. Seller shall provide Buyer with wiring instructions designating the account or accounts to which the Closing Amount is to be delivered.

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9.2              Obligations of Seller at Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer, unless waived by Buyer, the following:

(a)                originals of the Assignment executed by Seller in sufficient counterparts and modified as necessary for recording in all applicable jurisdictions;

(b)               assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed by Seller, in sufficient duplicate originals to allow recording and/or filing in all appropriate offices;

(c)                executed originals of the Certificate of Non-Foreign Status;

(d)               certificates of good standing from all applicable jurisdictions;

(e)                letters-in-lieu of transfer or division orders, in form attached hereto as Exhibit F, executed by Seller relating to the Assets to reflect the transaction contemplated hereby;

(f)                any other forms required by any Governmental Authority relating to the assignments of the Assets to Buyer;

(g)               all releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, and other encumbrances and interests burdening the Assets (or any thereof), (and any credit agreement, note purchase agreement, or similar agreement relating thereto), duly executed, which shall, in each case, be in form and substance reasonably satisfactory to Buyer and forms of which shall have been delivered to Buyer on or before the Closing Date;

Seller shall take such other actions and deliver such other documents as are contemplated by this Agreement or as may be reasonably requested by Buyer.

9.3              Obligations of Buyer at Closing. At Closing, Buyer shall deliver or cause to be delivered, unless waived by Seller, the following:

(a)                to Seller, the Closing Amount by wire transfer;

(b)               to the Escrow Agent, the Escrow Fund, by wire transfer; and

(c)                to Seller, originals of the Assignment executed by Buyer in sufficient counterparts and modified as necessary for recording in all applicable jurisdictions.

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Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement or as may be reasonably requested by Seller.

Article 10
PUBLIC ANNOUNCEMENTS

10.1          Public Announcements. Neither Seller nor Buyer (including any of their agents, employees or Affiliates in either case) may issue a public statement or press release with respect to the transaction contemplated hereby (including the price and other terms) without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, except as required by Law or listing agreement with a national security exchange and then only after prior consultation with the other Party.

Article 11
TAXES

11.1          Like Kind Exchange. Buyer and Seller agree that either party (the “Exchange Party”) may reasonably request cooperation of the other party (the “Cooperating Party”) in completing a like-kind exchange which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Code (a “1031 Exchange”). The Cooperating Party shall provide reasonable cooperation requested by the Exchange Party in implementing the 1031 Exchange. This cooperation shall not subject Cooperating Party to any additional liability beyond its existing obligations under this Agreement. The Exchange Party shall indemnify the Cooperating Party against any and all costs and expenses incurred with respect to furnishing such cooperation and reimburse the Cooperating Party, upon demand, for any increased expense incurred by the Cooperating Party relating to this 1031 Exchange. Cooperating Party shall not be obligated to take title to any property, other than the Assets, in the case of Buyer. A 1031 Exchange shall not delay the Closing. The accomplishment of the 1031 Exchange is not a condition to the Exchange Party’s obligations under this Agreement. The Exchange Party’s failure to locate an exchange property or to consummate a like-kind exchange for any reason or for no reason at all (other than on account of Cooperating Party’s material breach of this Agreement) shall in no way relieve the Exchange Party of its obligations under this Agreement. Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of the like-kind exchange. Buyer and Seller acknowledge and agree that any assignment of this Agreement to a qualified intermediary or qualified exchange accommodation titleholder in connection with a 1031 Exchange does not release either party from any of its respective liabilities and obligations to the other party under this Agreement, including, without limitation, indemnities, warranties, representations or covenants set forth in this Agreement.

11.2          Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Buyer and Seller agrees (a) to retain all books and records with respect to Tax matters pertinent to the acquired Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, each party shall allow the other Party the option of taking possession of such books and records prior to their disposal. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated.

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11.3          Property and Excise Taxes. All ad valorem, real property, personal property, and similar Taxes assessed on the Assets (“Property Taxes”) and excise Taxes associated with any of the Assets (“Excise Taxes”) are Seller’s obligation for periods before the Effective Time and Buyer’s obligation for periods from and after the Effective Time; provided that, if the taxable period with respect to such a Tax begins on or before and ends after the Effective Time, then such Tax shall be attributable to the portions of such taxable period before and after the Effective Time based on the relative number Days in each portion of such taxable period. If either party pays Property Taxes or Excise Taxes for which the other party is responsible, and the amount of such payment is not taken into account as an adjustment to the Base Purchase Price under Section 2.3, then upon receipt of evidence of payment the nonpaying party will reimburse the paying party promptly for the nonpaying party’s share of such Taxes.

11.4          Severance Taxes. Seller shall bear and pay all severance or other Taxes based upon or measured by Hydrocarbon production from the Assets, or the receipt of proceeds therefrom (“Severance Taxes”), to the extent attributable to production from the Assets before the Effective Time. Buyer shall bear and pay all such Taxes on production from the Assets from and after the Effective Time. If either party pays any such Taxes owed by the other, and the amount of such payment is not taken into account as an adjustment to the Base Purchase Price under Section 2.3, then upon receipt of evidence of payment the nonpaying party will reimburse the paying party promptly for the nonpaying party’s share of such Taxes

11.5          Transfer Taxes. Buyer shall be responsible for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”) resulting from the acquisition of the Assets contemplated by this Agreement or any other transaction document. Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

11.6          Income Taxes. Each party shall be responsible for its own Income Taxes.

Article 12
MISCELLANEOUS

12.1          Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by: (a) U.S. mail with all postage and other charges fully prepaid, (b) electronic mail with a PDF of the notice or other communication attached (with the original sent by U.S. mail the same Day such electronic mail is sent), or (c) facsimile transmission. A notice shall be deemed effective on the date on which such notice is received by the addressee, if by mail, or on the date sent, if by facsimile (as evidenced by fax machine confirmation of receipt) or if by electronic mail (as evidenced by computer generated confirmation of receipt); provided, if such date is not a Business Day, then date of receipt shall be on the next date that is a Business Day. Each Party may change its address by notifying the other Party in writing of such address change.

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If to Seller:

Emerald Oil, Inc.
1600 Broadway, Suite 1360
Denver, CO 80202
Facsimile: (303) 323-0008
Attn: Paul Wiesner
Email: paulw@emeraldoil.com

With a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Facsimile: (303) 893-1379
Attn: Greg Danielson
Email: greg.danielson@dgslaw.com

If to Buyer:

USG Properties Bakken II, LLC

____________________________

____________________________

Facsimile:
Attn:
Email:

12.2          Transaction and Filing Costs. Buyer shall be responsible for recording and filing documents associated with the transfer of the Assets to it and shall pay all costs and fees associated therewith, including filing the assignments with appropriate federal, state and local Governmental Authorities as required by applicable Law. The Buyer shall also pay any and all stamp, documentary, real property transfer, sales, gross receipts, use or similar Taxes or assessments resulting from its acquisition of the Assets contemplated by this Agreement. As soon as practicable after recording or filing, Buyer shall furnish Seller with all recording data and evidence of all required filings including filings with the appropriate state counties and parishes.

12.3          Amendments and Severability. No amendments or other modifications to this Agreement shall be effective or binding on either of the Parties unless the same are in writing, designated as an amendment or modification, and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

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12.4          Successors and Assigns. Except as set forth in this Section 12.4, this Agreement may not be assigned, either in whole or in part, without the express written consent of the non-assigning Party, such consent not to be unreasonably withheld, conditioned or delayed. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding the foregoing, (a) Buyer may assign either this Agreement or any of its rights or interests hereunder without the prior written approval of Seller to Buyer’s Affiliate, and (b) each of Seller or Buyer may assign either this Agreement or any of its rights or interests hereunder without the prior written approval of the other Party to a third-party accommodator or qualified intermediary in connection with any like-kind exchange, as described in Section 12.1; provided, however, that no such assignment shall relieve either Party of any of its obligations or liabilities under this Agreement.

12.5          Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and may not be considered in the interpretation or construction of this Agreement.

12.6          Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a)                This Agreement is governed by the Laws of the State of Texas, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.

(b)               The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transaction contemplated hereby shall be brought in the United States District Court for the Southern District of Texas or any Texas state court sitting in Houston, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(c)                With respect to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transaction contemplated hereby, the Parties agree to waive trial by jury.

12.7          No Partnership Created. It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.

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12.8          No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Seller and Buyer, their successors and permitted assigns or the express beneficiaries of indemnity provisions to any Claim, cause of action, remedy or right of any kind whatsoever.

12.9          Construction. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Moreover, the Parties have participated jointly in the negotiation and drafting of this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, not be applied in the interpretation or construction of this Agreement.

12.10      Schedules. The inclusion of any matter upon any Schedule does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

12.11      Conspicuousness of Provisions. The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” satisfy the requirement of the “express negligence rule” and any other requirement at Law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

12.12      Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all of which when taken together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to each of the other Parties; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

12.13      Entire Agreement. This Agreement supersedes all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the Parties with respect to the subject matter hereof and constitute the entire understanding and agreement between the Parties with respect thereto.

[signatures follow on next page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the Day and year first set forth above.

SELLERS:

EMERALD OIL, INC.

By:	/s/ Paul Wiesner
Name:	Paul Wiesner
Title:	Chief Financial Officer

EMERALD WB LLC

By:	/s/ Paul Wiesner
Name:	Paul Wiesner
Title:	Chief Financial Officer

BUYER:

USG PROPERTIES BAKKEN II, LLC

By:	/s/ Lawrence A. Wall
Name:	Lawrence A. Wall
Title:	President

[Signature Page to Purchase and Sale Agreement]